Exhibit 99.1

PRESS RELEASE

Safety Components International, Inc. (SAFY) today announced that it had adjourned its 2003 Annual Meeting of Shareholders previously noticed for Tuesday, October 14, 2003, due to the absence of a quorum for the transaction of business. Prior to the meeting, the company received a letter from Zapata Corporation, which has recently acquired approximately 84% of the company’s outstanding shares, that its shares would not be present at the meeting. Zapata representatives have also requested that the company’s Board of Directors nominate individuals selected by Zapata to serve on the company’s Board of Directors so that such nominees would constitute a majority of the Board. The company is considering that request.

In light of these developments, the company has not yet set a new date for its 2003 Annual Meeting. The Board expects to postpone the Annual Meeting of Shareholders to a date to be announced subsequently in order to permit the Board to give due consideration to Zapata’s request consistent with its ongoing obligations.

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and we intend that such forward-looking statements be subject to the safe-harbor created thereby. These forward-looking statements should be evaluated together with additional information about the company’s business, markets, conditions and other uncertainties, which could affect the company’s future performance, which are contained in the company’s Form 10-K for the year ended March 29, 2003 and its other filings with the Securities and Exchange Commission. This press release speaks only as of its date, and the company disclaims any duty to update the information herein.